EXHIBIT 99.1

Collegiate Pacific CEO Discusses Future Plans

DALLAS—(BUSINESS WIRE)—March 2, 2005—Collegiate Pacific (AMEX:BOO) today announced that its founder and CEO, Michael J. Blumenfeld, advised the company that he filed a Form 144 with the SEC with the intention of selling approximately 25% of his Collegiate Pacific common stock to diversify his portfolio solely for estate planning purposes. After completing his planned sales, Mr. Blumenfeld will continue to beneficially own approximately 1,675,000 shares of Collegiate Pacific’s common stock, which represents approximately 17% of the outstanding shares.

Mr. Blumenfeld stated, “I am pleased that virtually every objective that was created when the Company was founded in 1998 has been achieved and I look forward to continuing to work toward the deployment of our recently infused capital. We are fortunate to have a strong and capable operating team on-hand and we continue to move as quickly and responsibly as possible to achieve our goals. As previously stated, the Company intends to deploy between $40 million to $50 million in strategic acquisitions with the end result doubling the current revenue base to over $200 million with a significant increase in earnings.”

Collegiate Pacific is the nation’s fastest-growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 4,500 products to 300,000 prospective and existing customers. The Company distributes approximately 1.5 million catalogs annually and employs approximately 150 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific

Michael or Adam Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific